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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Noble Energy, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and shareholders' equity and other comprehensive income for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2003, the Company changed its method for accounting for asset retirement obligations.

KPMG LLP

Houston, Texas
March 11, 2005

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  Exhibit 23.1